EX-28.d.3.t.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND BNY MELLON ASSET MANAGEMENT NORTH AMERICA CORPORATION (nka MELLON

INVESTMENTS CORPORATION)

Effective July 13, 2018

Amended _________, 2020*

Funds of the Trust	Subadvisory Fees
NVIT Dynamic U.S. Growth Fund	0.23% on Aggregate Subadviser Assets† of up to $500 million;
0.19% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion;
0.165% on Aggregate Subadviser Assets† of $1 billion and more but less than $5 billion; and
0.15% on Aggregate Subadviser Assets† of $5 billion and more.

NVIT Mellon Dynamic U.S. Equity Income Fund (formerly, American Century NVIT Multi Cap Value Fund)	0.25% on all Subadviser Assets

*	As approved at the Board of Trustees Meeting held on March 10-11, 2020.
†

The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT Dynamic U.S. Growth Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Mutual Funds, Nationwide Fund Advisors and Mellon Investments Corporation, dated July 13, 2018, as amended August 5, 2019) of the Nationwide Mellon Dynamic U.S. Core Fund (formerly, Nationwide Dynamic U.S. Growth Fund), a series of Nationwide Mutual Funds.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:
Name:
Title:

ADVISER
NATIONWIDE FUND ADVISORS

By:
Name:
Title:

SUBADVISER
MELLON INVESTMENTS CORPORATION

By:
Name:
Title: